Northern
Oil & Gas, Inc.

130 Lake Street West · Wayzata · MN · 55391 · Phone: 952-476-9800 · Fax: 952-476-9801
NASD Symbol: NOGS www.northernoil.com

August 13, 2007

Mr. Steve Reger
Mr. Tom Ryan
Montana Oil Properties
2812 1st Ave N Ste 305
Billings, MT 59101

RE: Offer to Purchase
South Parshall Acreage
Mountrail County, North Dakota

Dear Steve & Tom:

The purpose of this letter is to set forth the basic terms and conditions under which Northern Oil and Gas, Inc. (NOGS) has agreed to acquire, and Montana Oil Properties, Inc. (MOP) has agreed to sell, certain oil and gas leases as described in Exhibit "A" ("Purchased Leases") attached hereto and made a part hereof. When accepted in the manner hereinafter provided for, this Letter Agreement shall serve to set forth in writing the terms and conditions of such purchase and sale, which supersedes all prior correspondence, understands or agreements whether made verbally or in writing. It is NOGS sole responsibility to perform all due diligence, and otherwise conduct any geologic, operational and/or feasibility studies.

The basic terms are as follows:

NOGS agrees to pay $25,000.00 upon full execution of this Letter Agreement. The effectiveness of this Agreement is subject to the ability of NOGS to obtain a third party "fairness opinion" with regards to the terms of this transaction due to the family relationship of the parties involved. Should NOGS not be able to obtain such an opinion, either the seller or Northern may terminate the agreement and both parties agree that the $25,000.00 payment by NOGS to MOP shall be refunded in full within fifteen (15) days of the termination of the Agreement.

NOGS agrees to pay $2,500,000.00 and 115,000 shares of restricted stock in NOGS for approximately 24,000 gross/4,650 net mineral acres set forth on the attached Exhibit "A" ("Purchased Leases").

MOP shall convey all Purchased Leases unto NOGS utilizing a mutually acceptable form of assignment and shall deliver the Purchased Leases unto NOGS with an eighty and one half (80.5%) percent NRI.

The first closing ("First Closing") on this transaction shall take place no later than September 15, 2007. Closing may be by mail or in person as decided by NOGS and MOP. At such Closing, NOGS shall authorize the issuance of 115,000 shares of restricted stock and wire transfer $975,000.00 to MOP's account and MOP shall deliver the appropriate assignment of the Purchased Leases unto NOGS. If NOGS does not wire transfer $975,000.00 by 5:00 p.m. EDT on September 15, 2007, this Agreement shall become null and void.

The second closing ("Second Closing") on this transaction shall take place no later than January 2, 2008. Closing may be by mail or in person as decided by NOGS and MOP. At such Second Closing, NOGS shall wire transfer $1,500,000.00 to MOP's account. If NOGS does not wire transfer $1,500,000.00 by 5:00 p.m. EDT on January 2, 2008, MOP shall return $500,000.00, or one half of the First Closing payment and NOGS shall deliver an assignment of the Purchased Leases back to MOP.

MOP is delivering approximately 4,650 net mineral acres in Townships 152N/92W, 152N/91W, 152N/90W, 152N/89W, 151N/92W, 151N/91W, 151N/90W, 151N/89W. If it is determined that MOP can't deliver 4,650 net mineral acres under the description on the Exhibit "A" of the Purchased Leases, MOP shall have forty-five (45) days to cure this situation or refund NOGS $645.00 per net mineral acre for the acreage MOP is short of 4,650. Any additional acreage acquired by MOP within the aforementioned townships, up to 350 net mineral acres, or more if agreed to by both parties in writing, shall be delivered to NOGS under the same terms per acre ($515 in cash and 25 shares of restricted stock) and will become part of the Second Closing on January 2, 2008.

MOP shall provide documentation NOGS deems necessary to satisfy NOGS as to title of the Purchased Leases. Upon 30 days prior to the First Closing, MOP shall provide NOGS with copies of all Purchased Leases, confirmation of payment for all bonus, delay rentals or other monies owing third parties for the Purchased Leases, and copies of all ownership reports or other title information which Selling Party has in its possession that relate to lands covered by the Purchased Leases.

NOGS agrees to provide MOP with copies of all well information obtained by NOGS, it's contractors or assigns, from any well drilled on the Purchased Leases or lands pooled, unitized or communitized therewith. Such well information may include, but not limited to, all applications or filings filed with the State of North Dakota, daily drilling reports, logs, test results, core analysis, production tests and production reports.

If you agree with the terms and conditions set forth in this Letter Agreement, please so indicate by signing below in the space provided and returning one (1) executed copy of this letter to the undersigned via facsimile transmission to 952-476-9801.

Sincerely,

Michael L. Reger, CEO
Northern Oil and Gas, Inc.

Agreed to and accepted this 13th day of August, 2007

Montana Oil Properties, Inc.

By: ____________________

Title: President